Exhibit 99.(g)(3)(ii)

June 4, 2020

State Street Bank and Trust Company
1 Iron Street, CCB 0502

Boston, Massachusetts 02210-1641

Pershing LLC

One Pershing Plaza
Jersey City, NJ 07399

Dear Sir/Madam:

This is to advise you that Harris Associates Investment Trust (the “Trust”) has established a new series of shares to be known as “Oakmark Bond Fund.” The Trust hereby requests that as of June 10, 2020, (the “Effective Date”) the new series be added to Schedule A, as attached hereto, of the Amended and Restated Special Custody and Pledge Agreement dated August 22, 2012, by and between the Trust, State Street Bank and Trust Company and Pershing LLC.

Please indicate your acceptance of the foregoing by executing three copies of this Letter Agreement, returning two to the Trust and retaining one copy for your records.

HARRIS ASSOCIATESINVESTMENT TRUST
On behalf of its series listed on Schedule A

Name:	Kristi L. Rowsell
Title:	President

Agreed to this 4 day of June, 2020.

STATE STREET BANK AND TRUST COMPANY

Name:	Andrew Erickson
Title:	Executive Vice President

PERSHING LLC

Name:	Michael C. Hlushak
Title:	MD, Treasurer

SCHEDULE A

to

Amended and Restated Special Custody and Pledge Agreement Among
Harris Associates Investment Trust, on behalf of its series listed below,
Pershing LLC, and

State Street Bank and Trust Company

Dated as of June 10, 2020:

Harris Associates Investment Trust

Oakmark Fund
Oakmark Select Fund

Oakmark Equity and Income Fund
Oakmark Global Fund

Oakmark International Fund

Oakmark International Small Cap Fund
Oakmark Global Select Fund

Oakmark Bond Fund